Exhibit 99.1

Alan May	PO Box 100
Membership Coordinator	46269 SD Hwy 34
April 2009	Wentworth, SD 57075

amay@dakotaethanol.com	605-483-2679

Office hrs 8:00 am to 5:00 pm	1-605-483-2676 [corn]
Receiving/Shipping hours	1-888-539-2676 [corn]
7:30 am to 4:30 pm [M-F]	www.dakotaethanol.com

2009 LACP Annual Meeting

The 2009 Lake Area Corn Processors, LLC Annual Meeting will be held on Tuesday, June 2, 2009, at the Dakota Prairie Playhouse, 1205 North Washington Avenue in Madison, South Dakota. Lunch will begin at 12:00 p.m. The 2009 Annual Meeting will follow lunch, and will commence at approximately 1:00 p.m.

Additional information and details concerning the 2009 Annual Meeting will be sent in the near future.

LACP Capital Units

In 2008, less than 1% of the outstanding LACP Capital units were sold. For the year, 267,000 CU were traded at an average unit price of $2.75. As of December 31, 2008, Lake Area Corn Processors, LLC had 1,018 members. Since February 2002, $59,980,500 has been disbursed to members. This amount represents 405% of the initial investment.

To keep informed or trade Lake Area Corn Processors, LLC capital units , you may access www.agstocktrade.com to view offers to buy & sell as well as trading history, ownership requirements, and a link to SEC filings. You may also contact Variable Investment Advisors, Inc. at 4305 S Louise Ave, Ste 101A, Sioux Falls, SD 57106 or call1-800-859-3018 for more information. You may also contact Alan May, LACP Membership Coordinator for more information or questions.

Commodity News

It’s that time of the year; please keep a close eye on your grain in storage. We’ve seen a number of bins of corn go bad already off of the farm. We are still offering Free Delayed Pricing to help keep some bushels moving and manage those bins more easily. Free DP bushels must be priced by June 30, 2009.

We have distiller’s grains available in both dry and modified for pickup or delivery at competitive prices. Contact Andrea or Paul to schedule a load and for any questions you might have on corn or distillers.

American Agriculture

Scientists, policy makers, and entrepreneurs are looking to farmers as a reliable source of renewable fuel alternatives to gasoline and diesel. And farmers are responding to that challenge.

In the United States for example, farmers are using new seeds, fewer inputs and new technologies to produce 70 percent more corn per pound of fertilizer than 30 years ago and 500 percent more corn on 20 percent fewer acres than in the 1930s. Astounding when you think about it. The same type of innovation is happening with other crops and can be duplicated in nations around the globe. Clearly, farmers have the know how and capacity to produce more food, feed and fuel by making each acre farmed more productive with fewer environmental impacts.

In fact, 2008 was a record year for grain exports from the U.S., for ethanol production, and a near record for corn used in livestock feed. The fact that American farmers can meet increasing demands from three separate markets while increasing the amount of corn left over is a testament to the ability of agriculture around the world to reshape the way we look at the future.

American Agriculture article courtesy of Chuck Woodside

“This newsletter contains forward-looking statements. We undertake no responsibility to update any forward-looking statement. When used, the words “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our SEC filings.”

Dakota Ethanol, LLC Operations Comparison

	YR Ended 12/31/2008	YR Ended 12/31/2007	YR Ended 12/31/2006
Revenue	$111,778,588	$103,739,699	$103,889,412
Gross Profit (Loss)	$(13,634,468)	$22,762,032	$53,096,994
Net Income (Loss)	$(16,613,449)	$18,005,205	$46,035,792
Total Assets	$58,206,448	$73,554,774	$72,381,310
Current Liabilities	$13,683,034	$11,524,050	$8,739,233
Long-Term Liabilities	$5,664,276	$5,077,137	$6,921,695
Members Equity	$38,859,138	$56,953,587	$56,720,382
Distributions	$1,481,000	$17,772,000	$13,329,000
Av Ethanol Netback [gl]	$2.07	$1.87	$1.96
Av Corn Cost [bu]	$4.51	$3.03	$1.94
Ave Nat Gas [decatherm]	$10.13	$8.01	$8.89
DDGs Summary Netback [ton]	$103.31	$75.55	$68.53
Ethanol Produced [gls]	46,430,856	48,830,773	47,795,418

For additional information please go to www.sec.gov for Lake Area Corn Processors,LLC

Subordinated Debt Offering

A letter was sent to current members in January indicating that Dakota Ethanol, LLC is pursuing an exempt private offering of up to $5,000,000 in debt securities to accredited investors. The registrant anticipates using the proceeds for general company purposes. To date $1,369,000 has been raised. FNBO [First National Bank of Omaha] has extended our deadline for raising the required minimum of $2,000,000 in subordinated debt to May 18, 2009.

Plant Update by General Manager and CEO Scott Mundt

Market volatility and the overall economic slowdown have contributed to challenging times in many industries including the ethanol industry. Ethanol prices went from $1.50 per gallon in late 2007 to $3.00 per gallon in July of 2008 (the same time that oil was at $147 per barrel); then with the biggest fall in commodity prices in many decades ethanol prices sank to $1.30 per gallon in some markets. We continue to support approval of midlevel blends of ethanol as a means to increase demand and decrease oversupply of ethanol currently available in the market place.

Installation of a corn oil separation system was completed in Q1’09 which allows us to remove some of the corn oil during the process of evaporating solubles after the ethanol has been processed. This allows us to sell the corn oil separately from the distiller grains that we produce. We are currently marketing the corn oil through RPMG (Renewable Products Marketing Group) which is the same entity that markets our ethanol and dried distiller grains.

We will continue to focus on operational efficiencies in 2009 including a plant optimization study planned for Q2’09. We expect this study to identify capacity limits, analyze natural gas usage and identify potential reductions, and review plant operating control variability. Although we anticipate the capital markets to remain tight for several more months we are planning for future improvements that will lead to increased profitability.